Exhibit 10.1
FORM OF EXTERRAN HOLDINGS, INC. AWARD NOTICE
TIME-VESTED NON-QUALIFIED STOCK OPTION (DIRECTORS)
Exterran Holdings, Inc. (the “Company”), has granted to you, _________________ (the “Participant”), a Non-Qualified Option to purchase shares of Common Stock of the Company under the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”). All capitalized terms not explicitly defined in this Award Notice but defined in the Plan shall have the same meaning ascribed to them in the Plan.
The terms of your Award are as follows:
     1. Award. You have been granted a Non-Qualified Option (your “Award” or “Option”) to purchase ______ shares of Common Stock of the Company at an exercise price of $_________ per share (the “Exercise Price”).
     2. Grant Date. The date of this Award is _________ (the “Grant Date”).
     3. Vesting. Your Award is subject to a vesting schedule. A portion of your Award (rounded to the nearest whole number) will automatically vest and become exercisable on each of the dates indicated in the table below (each a “Vesting Date”). However, you must continue to provide service as a Director of the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vesting Date for that portion of the Award to vest. Contact ________________ with any questions concerning the vesting of your Award.

Vesting Date	Percent of Award Vested

     4. Term. Your Award will continue in effect until the date that is 7 years from the Grant Date (the “Expiration Date”), subject to earlier termination in accordance with the Plan.
     5. Corporate Change. In the event of a Corporate Change, in accordance with Paragraph XII(c) of the Plan, the unvested portion of your Award will immediately vest in full and become exercisable as of the date of the Corporate Change.
     6. Exercise of Award. The exercise of your Option must be accompanied by full payment of the Exercise Price for the shares of Common Stock being acquired by: (i) cash; (ii) a check acceptable to the Company; (iii) the delivery of a number of already-owned shares of Common Stock having a Fair Market Value equal to such Option price (provided you have owned such shares of Common Stock for more than six (6) months); (iv) a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto; or (v) any combination of the foregoing approved by the Committee. No shares of Common Stock will be issued until the Exercise Price has been paid.
     7. Stockholder Rights. You will have no rights as a stockholder with respect to any shares of Common Stock subject to your Award prior to your becoming the holder of record of such shares of Common Stock following exercise of the Option.
     8. Non—Transferability. You cannot sell, transfer, pledge, exchange or otherwise dispose of your Option (except by will or the laws of descent and distribution).

     9. No Right to Continued Service. Nothing contained in this Notice shall confer upon you any right to continued service as a member of the Board, or limit in any way the right of the Board to terminate or modify the terms of your Director service at any time.
     10. Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available on the Company’s website or which will be provided to you upon written request addressed to Exterran Holdings, Inc., Stock Plan Administration, 16666 Northchase Drive, Houston, Texas 77060. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be promulgated and adopted pursuant to the Plan, are hereby incorporated into this Award Notice, without regard to whether such terms and conditions are not otherwise set forth in this Award Notice. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.
     11. Miscellaneous.
     (a) This Award Notice shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.
     (b) This Award Notice shall be binding upon and inure to the benefit of the Company and its successors and assigns. If any term or provision of this Notice should be invalid or unenforceable, such provision shall be severed from this Notice, and all other terms and provisions hereof shall remain in full force and effect.
     (c) This Award Notice, including the relevant provisions of the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject hereof. This Notice may not be amended, except by an instrument in writing signed by the Company and you.
     12. Participant Acceptance. If you do not accept your Award or the terms of your Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Notice. Otherwise, the Company will deem your Award and the terms of your Award accepted by you.

EXTERRAN HOLDINGS, INC.
By:
Stephen A. Snider
President and Chief Executive Officer